UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2012 (June 29, 2012)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On December 9, 2011, OptimumBank Holdings, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing its entry into an amended and restated stock purchase agreement dated as of December 5, 2011, with Company director and chairman of the board Moishe Gubin (“Gubin”), pursuant to which Gubin has agreed to purchase, subject to certain conditions, for $2.7 million in cash, 6,750,000 newly issued shares of common stock of the Company (the “Shares”). Under the terms of the stock purchase agreement, the Company’s obligation to issue and sell the Shares to Gubin is subject to the condition that Gubin shall have obtained all regulatory approvals or consents required for him to purchase the Shares, including the consent of the Federal Reserve Board and the Florida Office of Financial Regulation.

On June 29, 2012, the Company and Gubin amended the stock purchase agreement to extend the outside closing date by three months, from June 30, 2012 to September 30, 2012, in order to provide Gubin additional time in which to obtain all necessary regulatory approvals for the purchase of the Shares. The amendment provides that the agreement may be terminated by the Company or Gubin if the closing does not occur by September 30, 2012, but not by either party whose failure to perform any obligations under the agreement required to be performed on or prior to such date has been the cause of, or results in, the failure of the transaction to close on or before such date.

A copy of the amendment to the stock purchase agreement is included as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of Directors

On June 29, 2012, our Board of Directors (the “Board”) appointed a new director, Joel Klein. Mr. Klein has been appointed for a term that will expire at the 2013 annual meeting of our shareholders. Mr. Klein, a part-time resident of Miami Beach, Florida, has served as a director of OptimumBank, the Company’s subsidiary bank, since March 2012. Mr. Klein has over 40 years of combined experience as a certified public accountant, controller, chief financial officer, and manager in the public accounting, equipment lease financing, investment banking, and taxi service industries. Mr. Klein recently retired from Taxi Affiliation Services, LLC, a taxi service company, where he served as Chief Financial Officer from 2005 to 2010. From 1994 to 2005 he served as Vice President of the Stamford Capital Group, Inc., an investment banking firm. He served as President of The Leasing Equipment Group, Ltd. from 1978 to 1989 and as Vice President of Equilease Corporation from 1991 to 1994, entities engaged in equipment lease financing. He was engaged in public accounting from 1969 to 1975, serving as a staff accountant at Brout, Isaacs & Co., CPAs, and senior accountant at Goldstein, Golub, Kessler & Co., CPAs. Mr. Klein received his B.S. in Accounting from Brooklyn College and is licensed as a certified public accountant in the State of New York (currently inactive).

Mr. Klein is expected to be named to the Company’s compensation and audit committees. The appointment of Mr. Klein as a director was not pursuant to any arrangement or understanding between Mr. Klein and any third party. As of the date of this report, neither Mr. Klein nor any member of his immediate family is a party, either directly or indirectly, to any transaction that is required to be reported pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Mr. Klein is entitled to be compensated for his services on our Board in accordance with our compensation arrangements for non-employee directors under the Company’s 2011 Equity Incentive Plan and the Company’s Non-Employee Director Compensation Plan (the “Director Compensation Plan”). Under the Director Compensation Plan, which became effective on January 1, 2012, fees for attendance at Board and committee meetings are payable 75% in common shares of the Company valued at the fair market value on the date of issuance and 25% in cash, at the end of each calendar quarter, in the following amounts:

•	A fee of $1,000 for each regularly scheduled Board meeting attended during the quarter;

•	A fee of $200 to each audit committee member, and $250 to the audit committee chair, for each audit committee meeting attended during the quarter; and

•	A fee of $100 to each compensation committee member, and $125 to the compensation committee chair, for each compensation committee meeting attended during the quarter.

Since the boards of the Company and OptimumBank generally meet on the same day for their regularly scheduled monthly meetings, no additional meeting fees are paid to OptimumBank directors who are also Company directors for attendance at OptimumBank board meetings. No meeting fees are paid for attendance at special Board meetings.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	First Amendment dated June 29, 2012 to Amended and Restated Stock Purchase Agreement between OptimumBank Holdings, Inc. and Moishe Gubin dated December 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Richard L. Browdy
Richard L. Browdy
July 6, 2012		President and Chief Financial Officer